Exhibit 99.1

McCLATCHY REPORTS PRELIMINARY FOURTH QUARTER AND FULL YEAR 2007 RESULTS
 Expects to Record Non-Cash Impairment Charge Driven by Recent Stock Price Decline

SACRAMENTO, Calif., February 6, 2008 – The McClatchy Company (NYSE-MNI) today reported preliminary income from continuing operations in the fourth quarter of 2007 of $33.2 million, or 40 cents per share compared to fourth quarter 2006 income from continuing operations of $76.9 million, or 94 cents per share. The company’s preliminary 2007 fourth quarter results include income tax expense of $7.5 million, or nine cents per share, related to changes in prior period estimates.  Total preliminary net income in the 2007 fourth quarter was $30.1 million or 37 cents per share. Preliminary results do not include an anticipated non-cash charge for impairment of goodwill and long-lived assets discussed below.

       Management noted that it is in the process of performing its required annual impairment testing of goodwill and other long-lived assets as of the end of its fiscal year, December 30, 2007.  Due primarily to the decline in the company’s stock price since the end of its third quarter, the company expects to record a non-cash impairment charge to GAAP earnings in its fourth quarter. The amount of any such charge will be included in its financial statements when it files its Form 10-K with the Securities and Exchange Commission (SEC) on or before February 28, 2008. The company will issue a press release announcing the final fourth quarter and full-year 2007 results when it files its Form 10-K with the SEC.

The company’s fiscal 2007 reporting period is a 52-week year compared to a 53-week year in 2006, and as a result, the fiscal fourth quarter of 2007 includes 13 weeks compared to 14 weeks in the 2006 fiscal quarter. The company estimates that income from continuing operations was higher by approximately $5.3 million in 2006 because of the additional week reported in that quarter.

Revenues from continuing operations in the fourth quarter of 2007 were $573.4 million, down 14.9% from revenues from continuing operations of $673.6 million in 2006.  The company estimates that on a comparable 13-week basis, revenues from continuing operations in the fourth quarter of 2007 were down 9.1% from 2006.   Advertising revenues were $489.4 million, down

9.3% from 2006 on a comparable 13-week basis, and circulation revenues were $66.1 million, down 7.8% on a comparable basis.  The decline in circulation revenue in the 2007 quarter reflects, in part, a reclassification of $2.0 million in delivery expenses which reduced both revenues and expenses. Excluding the impact of this adjustment, circulation revenue was down 5.0%.

The company benefited from continued strong cost reduction efforts in the 2007 fourth quarter.  On a comparable 13-week basis cash expenses were down 9.1% (8.6% excluding the circulation related reclassification) as the result of reduction in staffing levels, lower newsprint expense and continued vigilance in all other expenses.

The company recorded a loss from unconsolidated equity investments of $8.3 million (primarily reflecting losses from its investments in newsprint companies), compared to income from investments of $4.9 million in the 2006 quarter.  The internet companies in which the company has investments were profitable during the quarter.

Last month McClatchy and its partners, affiliates of Cox Enterprises, Inc. and Media General, Inc., announced an agreement to sell SP Newsprint Company, of which McClatchy is a one-third owner. The transaction is expected to close by the end of April 2008, subject to regulatory approval. McClatchy expects to record a gain on the transaction when it closes, and the sale is expected to provide McClatchy approximately $40 million in after-tax cash proceeds.

In the 2006 fourth quarter the company recorded a loss from discontinued operations of $356.2 million, or $4.34 per share related to the results of the (Minneapolis) Star Tribune newspaper, which the company sold on March 5, 2007.  The 2006 loss from discontinued operations included a $363.0 million after-tax write-down of the net assets of the Star Tribune to the agreed-upon selling price. The company’s total net loss for the 2006 quarter was $279.3 million, or $3.40 per share, including discontinued operations.
Preliminary Full Year Results:

The company reported a preliminary loss from continuing operations in 2007 of $1.26 billion or $15.40 per share, including the third quarter non-cash after-tax impairment charges of $1.37 billion, or $16.66 per share, but not including the impairment charge expected to be taken in the company’s fourth quarter. Preliminary income from continuing operations prior to any impairment charges was $103.5 million. The company’s total preliminary net loss, including the results of discontinued operations, in 2007 was $1.27 billion, or $15.52 per share.  Discontinued operations reflect the results of the Star Tribune newspaper which was sold on March 5, 2007.

Income from continuing operations for the full year of 2006 was $183.5 million, or $2.84 per share. Income from continuing operations included a pre-tax gain of $9.0 million related to the sale of land in the third quarter of 2006.  The loss from discontinued operations for the full-year 2006 was $339.1 million, or $5.25 per share, and the company’s total net loss was $155.6 million or $2.41 per share.

Discontinued operations in 2006 reflect the results of eight former Knight Ridder newspapers which were sold in the third quarter of 2006, and the results of the Star Tribune newspaper. The company’s 2006 results from continuing operations include the operations of the Knight Ridder newspapers it retained after the acquisition.

Revenues from continuing operations in 2007 were $2.3 billion compared to $1.7 billion in 2006.  The greater revenues primarily reflect the addition of the retained Knight Ridder newspapers acquired in the third quarter of 2006. Revenues in 2006 also reflect the additional 53rd week. Advertising revenues in 2007 totaled $1.9 billion and circulation revenues were $275.7 million.

On a pro forma basis, including the retained Knight Ridder newspapers acquired in the third quarter of 2006 and excluding the Star Tribune newspaper in both years, and including a comparable 52 weeks in each year, total revenues in 2007 would have been down 7.9%, with advertising revenues down 8.6%, and circulation revenues down 4.9%.

Interest expense from continuing operations in 2007 includes $5.7 million related to $530.0 million in debt repaid from the proceeds of the sale of the Star Tribune on March 5, 2007.  However, the operations of the Star Tribune were included in discontinued operations during the first two months of 2007.  Total losses recorded from unconsolidated equity investments were $36.9 million in 2007, primarily reflecting losses from its investments in newsprint companies and The Seattle Times Company, compared to income from unconsolidated investments in 2006 of $5.0 million.  The internet companies in which the company has equity investments were profitable in 2007.

 Management’s Comments:

Commenting on McClatchy’s results, Gary Pruitt, chairman and chief executive officer, said, “The economic downturn led by real estate continued to impact our advertising revenues in the fourth quarter. California and Florida have been particularly hurt by the real estate downturn, so even though they represent only about a third of our total revenues they account for a majority of our advertising revenue declines. These two regions accounted for 58% of the decline in advertising revenues in the fourth quarter, and on a pro forma basis accounted for 67% of the revenue loss for all of 2007, clearly pointing to the cyclical factors impacting our business throughout 2007.  In fact, advertising revenue in our other regions declined only 4.5% in 2007 compared to a 15.3% decline in California and Florida.

“Still, our advertising results in the fourth quarter were in line with management’s expectations, and we were able to mitigate the impact of the advertising decline on our results with strong cost controls in the quarter.  Total cash expenses on a comparable basis (factoring out the extra week in December 2006) were down 9.1% in both the fourth quarter and for all of 2007 on a pro forma basis.  Operating cash flow in 2007 was down just 4.3% from 2006 on a pro forma basis.

“While we saw a slight improvement in advertising in the fourth quarter compared to the second and third quarters, the advertising environment in 2008 does not appear to be improving.

In fact, in January we’ve seen headwinds from a worsening national economy. We now expect advertising will likely be down in the low double-digit range in the first quarter of 2008. As the year progresses we expect advertising revenue trends to improve somewhat from the first quarter, but we don’t have sufficient visibility to be more specific.

“This recessionary outlook, coupled with the continued decline in our stock price since the end of the third quarter will likely result in an additional impairment charge in the fourth quarter. It’s important to understand that this non-cash charge does not reflect our view of the long-term health of the newspaper industry or McClatchy. In fact, if we were able to base the valuation on our discounted cash flow analysis and recent transactions, our current level of goodwill could be sustained.  But GAAP requires that we reconcile the value indicated by our publicly traded stock with our stockholders’ equity.

“We believe investors should focus on the more important fundamentals of our business.  We continue to produce strong cash flows and are quickly moving to become a successful hybrid print and online media company. We are focused on four major areas: driving new revenues, with a particular emphasis on online advertising; focusing on growing total audience; providing high quality public service journalism; and reducing our cost structure.  We will continue our cost restructuring and expect cash operating expenses to be down in the high-single digit range in the first quarter. Interest expense is expected to decline reflecting both lower interest rates and our continued focus on repaying debt.

“Periods such as these require sound business judgments and focused steadfast execution. We are determined to remain the leading local media company in some of the best growth markets in the nation.  Recessions by definition are followed by economic expansions, and we are working hard to position the company to benefit from a stronger economy once it turns.”

Pat Talamantes, McClatchy’s chief financial officer, said, “We were pleased to announce the agreement to sell SP Newsprint Company, which will provide approximately $40 million in after-tax cash proceeds. We will continue to use our cash flows and proceeds from assets sales to reduce debt. Debt at the end of the year was $2.47 billion, down over $800 million from the end of 2006, and we currently expect our debt balance at the end of 2008 to be approximately $2 billion.”

The company’s pro forma statistical report, which summarizes revenue performance for December, the fourth fiscal quarter and full year of 2007, follows.  This report includes advertising revenues for the 20 Knight Ridder newspapers the company acquired, but did not own in the first half of its fiscal 2006, and excludes the revenues of the Star Tribune newspaper, and presents estimates of comparable reporting periods excluding the extra week in the reporting periods in December 2006.  The pro forma information is meant to provide investors a sense of what the revenue from continuing operations would have been for comparable operations and reporting periods.  Reconciliations of non-GAAP terms used in this release are included in attached summary schedules and are posted on our website at www.mcclatchy.com.

At noon Eastern Time today, McClatchy will review its results in a conference call (877-278-1205 pass code 30561084) and webcast (www.mcclatchy.com).  The webcast will be archived at McClatchy’s website.

About McClatchy:

The McClatchy Company is the third largest newspaper company in the United States, with 31 daily newspapers, approximately 50 non-dailies and direct marketing and direct mail operations.  McClatchy also operates leading local websites in each of its markets which complement its newspapers and extend its audience reach in each market.  Together with its newspapers and direct marketing products, these operations make McClatchy the leading local media company in each of its premium high growth markets.  McClatchy-owned newspapers include The Miami Herald, The Sacramento Bee, The Fort Worth Star-Telegram, The Kansas City Star, The Charlotte Observer, and The (Raleigh) News & Observer.

McClatchy also has a portfolio of premium digital assets.  Its leading local websites offer users information, comprehensive news, advertising, e-commerce and other services.  The company owns and operates McClatchy Interactive, an interactive operation that provides websites with content, publishing tools and software development.  McClatchy owns 14.4% of CareerBuilder, the nation’s largest online job site.  McClatchy also owns 25.6% of Classified Ventures, a newspaper industry partnership that offers two of the nations’s premier classified websites, the auto website, cars.com, and the rental site, apartments.com. McClatchy also operates Real Cities (www.RealCities.com), the largest national advertising network of local news websites.  McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Additional Information:

Statements in this press release regarding future financial and operating results, including revenues, operating expenses, cash flows, debt levels, as well as future opportunities for the company and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should also be considered to be forward-looking statements.  There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including:  the duration and depth of an economic recession in markets where McClatchy operates its newspapers may reduce its income and cash flow greater than expected; McClatchy may not consummate contemplated transactions which may enable debt reduction on anticipated terms or at all; McClatchy may not achieve its expense reduction targets or may do harm to its operations in attempting to achieve such targets; McClatchy’s operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; McClatchy’s expense and income levels could be adversely affected by changes in the cost of newsprint and McClatchy’s operations could be negatively affected by any deterioration in its labor relations, as well as the other risks detailed from time to time in the

Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

THE McCLATCHY COMPANY
PRELIMINARY CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 30,	December 31,	December 30,	December 31,
	2007	2006	2007	2006
REVENUES - NET:
Advertising	$489,405	$576,123	$1,911,722	$1,432,913
Circulation	66,076	77,037	275,658	194,940
Other	17,953	20,439	72,983	47,337
	573,434	673,599	2,260,363	1,675,190
OPERATING EXPENSES:
Compensation	222,372	250,129	911,964	652,582
Newsprint and supplements	66,431	94,366	277,634	231,068
Depreciation and amortization	36,119	42,343	148,559	98,865
Other operating expenses	124,932	141,076	496,112	345,767
Goodwill and newspaper masthead impairment	-	-	1,434,590	-
	449,854	527,914	3,268,859	1,328,282

OPERATING INCOME (LOSS)	123,580	145,685	(1,008,496)	346,908

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(46,392)	(46,985)	(197,997)	(93,664)
Interest income	114	1,527	243	3,562
Equity income (losses) in unconsolidated companies, net	(8,300)	4,870	(36,899)	4,951
Write-down of investments and land held for sale	-	-	(84,279)	-
Other - net	539	738	1,693	9,128
	(54,039)	(39,850)	(317,239)	(76,023)
INCOME (LOSS) FROM CONTINUING OPERATIONS
BEFORE INCOME TAX PROVISION (BENEFIT)	69,541	105,835	(1,325,735)	270,885

INCOME TAX PROVISION (BENEFIT)	36,335	28,920	(62,798)	87,390

INCOME (LOSS) FROM CONTINUING OPERATIONS	33,206	76,915	(1,262,937)	183,495

LOSS FROM DISCONTINUED OPERATIONS -
NET OF INCOME TAXES	(3,080)	(356,186)	(9,404)	(339,072)

NET INCOME (LOSS)	$30,126	$(279,271)	$(1,272,341)	$(155,577)

NET INCOME (LOSS) PER COMMON SHARE:
Basic:
Income (loss) from continuing operations	$0.40	$0.94	$(15.40)	$2.85
Loss from discontinued operations	$(0.03)	$(4.35)	$(0.12)	$(5.27)
Net income (loss) per share	$0.37	$(3.41)	$(15.52)	$(2.42)

Diluted:
Income (loss) from continuing operations	$0.40	$0.94	$(15.40)	$2.84
Loss from discontinued operations	$(0.03)	$(4.34)	$(0.12)	$(5.25)
Net income (loss) per share	$0.37	$(3.40)	$(15.52)	$(2.41)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
Basic	82,097	81,803	82,000	64,415
Diluted	82,162	81,995	82,000	64,645

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	December
	Combined				Print Only
		*Pro Forma		As Reported		*Pro Forma
		4-week	%	5-week		4-week	%
Revenues - Net:	2007	2006	Change	2006	2007	2006	Change

Advertising
Retail	$78,869	$81,350	-3.0%	$99,193	$76,627	$79,744	-3.9%
National	14,724	15,299	-3.8%	19,692	13,652	17,423	-21.6%
Classified Total	37,449	46,950	-20.2%	58,737	29,576	38,305	-22.8%
Automotive	12,133	12,400	-2.2%	16,577	9,796	10,863	-9.8%
Real Estate	8,777	13,320	-34.1%	15,853	7,721	12,266	-37.1%
Employment	10,517	15,596	-32.6%	19,185	6,475	9,947	-34.9%
Other Class	6,022	5,634	6.9%	7,122	5,584	5,229	6.8%
Direct Marketing	14,416	15,535	-7.2%	18,060	14,416	15,535	-7.2%
Other Adv Rev	100	77	29.9%	115	99	77	28.6%
Total Advertising	$145,558	$159,211	-8.6%	$195,797	$134,370	$151,084	-11.1%

Circulation	18,747	21,344	-12.2%	26,729
Other	6,010	4,360	37.8%	5,339
Total Revenues	$170,315	$184,915	-7.9%	$227,865

Memo: Online OnlyAdvertising Revenue	$11,188	$8,127	37.7%	$10,516

Advertising Revenues by Market:
California	$26,389	$31,089	-15.1%	$38,546	$24,650	$29,440	-16.3%
Florida	25,658	28,325	-9.4%	33,553	24,106	26,642	-9.5%
Texas	15,897	16,449	-3.4%	20,500	14,824	15,608	-5.0%
Southeast	35,133	37,630	-6.6%	46,749	32,035	34,695	-7.7%
Midwest	20,382	22,223	-8.3%	27,444	18,644	20,664	-9.8%
Northwest	16,087	17,370	-7.4%	21,329	14,653	15,988	-8.4%
Other	6,012	6,125	-1.8%	7,676	5,458	8,047	-32.2%
Total Advertising	$145,558	$159,211	-8.6%	$195,797	$134,370	$151,084	-11.1%

Advertising Statistics for Dailies:
Full Run ROP Linage				3,147.8	2,461.1	2,591.0	-5.0%

Millions of Preprints Distributed				823.9	644.8	702.8	-8.3%

Average Paid Circulation:**
Daily					2,703.2	2,800.0	-3.5%
Sunday					3,306.1	3,466.8	-4.6%

* Pro Forma includes Knight Ridder acquisitions and excludes (Minneapolis) Star Tribune newspaper.
** Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	Quarter 4
	Combined				Print Only
		*Pro Forma		As Reported		*Pro Forma
		13-week	%	14-week		13-week	%
Revenues - Net:	2007	2006	Change	2006	2007	2006	Change

Advertising
Retail	$249,192	$256,082	-2.7%	$274,341	$242,081	$250,877	-3.5%
National	49,090	52,645	-6.8%	57,081	46,106	50,923	-9.5%
Classified Total	145,952	182,397	-20.0%	194,174	117,663	152,837	-23.0%
Automotive	39,608	45,692	-13.3%	49,859	32,770	40,453	-19.0%
Real Estate	39,337	56,951	-30.9%	59,484	35,799	53,167	-32.7%
Employment	45,075	59,325	-24.0%	62,914	28,769	40,131	-28.3%
Other Class	21,932	20,429	7.4%	21,917	20,325	19,086	6.5%
Direct Marketing	44,727	48,174	-7.2%	50,249	44,727	48,174	-7.2%
Other Adv Rev	444	239	85.8%	278	444	239	85.8%
Total Advertising	$489,405	$539,537	-9.3%	$576,123	$451,021	$503,050	-10.3%

Circulation	66,076	71,651	-7.8%	77,037
Other	17,953	19,464	-7.8%	20,439
Total Revenues	$573,434	$630,652	-9.1%	$673,599

Memo: Online OnlyAdvertising Revenue	$38,384	$36,487	5.2%	$38,925

Advertising Revenues by Market:
California	$89,079	$107,189	-16.9%	$114,646	$83,164	$101,342	-17.9%
Florida	79,578	90,428	-12.0%	95,656	74,788	84,688	-11.7%
Texas	50,946	55,135	-7.6%	59,185	47,440	51,933	-8.7%
Southeast	125,394	131,637	-4.7%	140,756	114,132	120,811	-5.5%
Midwest	69,661	74,863	-6.9%	80,085	63,560	68,847	-7.7%
Northwest	54,142	59,739	-9.4%	63,698	49,139	55,082	-10.8%
Other	20,605	20,546	0.3%	22,097	18,798	20,347	-7.6%
Total Advertising	$489,405	$539,537	-9.3%	$576,123	$451,021	$503,050	-10.3%

Advertising Statistics for Dailies:
Full Run ROP Linage				9,516.6	8,177.5	9,242.4	-11.5%

Millions of Preprints Distributed				2,230.4	2,042.6	2,126.6	-3.9%

Average Paid Circulation:**
Daily					2,754.2	2,854.1	-3.5%
Sunday					3,344.8	3,485.5	-4.0%

* Pro Forma includes Knight Ridder acquisitions and excludes (Minneapolis) Star Tribune newspaper.
** Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	December Year-to-Date
	Combined				Print Only
		*Pro Forma		As Reported		*Pro Forma
		52-week	%	53-week		52-week	%
Revenues - Net:	2007	2006	Change	2006	2007	2006	Change

Advertising
Retail	$873,070	$898,798	-2.9%	$624,473	$847,419	$881,985	-3.9%
National	182,024	201,461	-9.6%	133,840	173,654	190,185	-8.7%
Classified Total	696,358	822,172	-15.3%	557,484	566,440	689,927	-17.9%
Automotive	167,872	197,464	-15.0%	136,429	142,798	176,594	-19.1%
Real Estate	197,569	254,175	-22.3%	180,381	182,711	238,440	-23.4%
Employment	240,257	283,394	-15.2%	183,989	156,778	193,620	-19.0%
Other Class	90,660	87,139	4.0%	56,685	84,153	81,273	3.5%
Direct Marketing	158,257	167,510	-5.5%	115,579	158,257	167,510	-5.5%
Other Adv Rev	2,013	1,511	33.2%	1,537	2,013	1,511	33.2%
Total Advertising	$1,911,722	$2,091,452	-8.6%	$1,432,913	$1,747,783	$1,931,118	-9.5%

Circulation	275,658	289,959	-4.9%	194,940
Other	72,983	73,096	-0.2%	47,337
Total Revenues	$2,260,363	$2,454,507	-7.9%	$1,675,190

Memo: Online OnlyAdvertising Revenue	$163,939	$160,334	2.2%	$102,021

Advertising Revenues by Market:
California	$363,197	$427,984	-15.1%	$421,993	$337,677	$403,588	-16.3%
Florida	300,905	356,411	-15.6%	176,229	279,904	332,056	-15.7%
Texas	198,022	213,089	-7.1%	109,989	183,973	199,157	-7.6%
Southeast	487,901	504,097	-3.2%	344,187	438,915	458,957	-4.4%
Midwest	265,526	283,604	-6.4%	147,986	240,526	258,232	-6.9%
Northwest	217,863	227,255	-4.1%	189,546	196,124	209,015	-6.2%
Other	78,308	79,012	-0.9%	42,983	70,664	70,113	0.8%
Total Advertising	$1,911,722	$2,091,452	-8.6%	$1,432,913	$1,747,783	$1,931,118	-9.5%

Advertising Statistics for Dailies:
Full Run ROP Linage				24,473.6	32,679.7	36,487.8	-10.4%

Millions of Preprints Distributed				5,074.3	6,977.0	7,318.5	-4.7%

Average Paid Circulation:**
Daily					2,737.7	2,836.7	-3.5%
Sunday					3,374.4	3,513.8	-4.0%

* Pro Forma includes Knight Ridder acquisitions and excludes (Minneapolis) Star Tribune newspaper.
** Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.

THE McCLATCHY COMPANY
PRELIMINARY RECONCILIATION OF GAAP AMOUNTS
(In thousands)

	Three Months Ended		Year Ended

	December 30,	December 31,	December 30,	December 31,
	2007	2006	2007	2006
		Pro Forma		Pro Forma
REVENUES - NET:
Advertising	$489,405	$539,537	$1,911,722	$2,091,452
Circulation	66,076	71,651	275,658	289,959
Other	17,953	19,464	72,983	73,096
	573,434	630,652	2,260,363	2,454,507
OPERATING EXPENSES:
Cash expenses	413,735	455,035	1,685,710	1,854,263
Depreciation and amortization	36,119	39,422	148,559	150,081
Goodwill and newspaper mastheadimpairment	-	-	1,434,590	-
	449,854	494,457	3,268,859	2,004,344

OPERATING INCOME (LOSS)	123,580	136,195	(1,008,496)	450,163
Add back depreciation and amortization	36,119	39,422	148,559	150,081
Add back goodwill and newspapermasthead impairment	-	-	1,434,590	-
OPERATING CASH FLOW	$159,699	$175,617	$574,653	$600,244

OPERATING CASH FLOW MARGIN	27.8%	27.8%	25.4%	24.5%

Operating cash flow margins are derived by dividing operating cash flow by total net revenues for each period. The company believes operating cash flow is commonly used as a measure of performance for newspaper companies, however, it does not purport to represent cash provided by operating activities as shown in the company's statement of cash flows, nor is it meant as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

Management is in the process of performing impairment testing of goodwill and other long-lived assets as of December 30, 2007. Due primarily to the decline of the company’s stock price since the end of its third quarter, the Company expects to record a non-cash impairment charge to GAAP earnings in its fourth quarter. The amount of any such charge will be included in its financial statements when it files its Form 10-K with the Securities and Exchange Commission (SEC) on or before February 28, 2008. The Company will issue a press release announcing the final fourth quarter and full-year 2007 results when it files it Form 10-K with the SEC.

The McClatchy Company
PRELIMINARY RECONCILIATION OF GAAP AMOUNTS
Pro Forma Operating Income and Cash Flow
Three Months ended December 31, 2006
(in thousands)

	Historical	Less 53rd	Pro Forma
	Amounts	Week	Amounts
REVENUES -NET
Advertising	$576,123	$(36,586)	$539,537
Circulation	77,037	(5,386)	71,651
Other	20,439	(975)	19,464
	673,599	(42,947)	630,652
OPERATING EXPENSES
Cash expenses	485,571	(30,536)	455,035
Depreciation and amortization	42,343	(2,921)	39,422
	527,914	(33,457)	494,457

OPERATING INCOME	145,685	(9,490)	136,195
Add back depreciation and amortization	42,343	(2,921)	39,422
OPERATING CASH FLOW	$188,028	$(12,411)	$175,617

The McClatchy Company
PRELIMINARY RECONCILIATION OF GAAP AMOUNTS
Pro Forma Operating Income and Cash Flow
Twelve Months ended December 31, 2006
(in thousands)

	Historical	Acquisitions/	Less 53rd	Pro Forma
	Amounts	Divestitures	Week	Amounts
REVENUES -NET
Advertising	$1,432,913	$695,125	$(36,586)	$2,091,452
Circulation	194,940	100,405	(5,386)	289,959
Other	47,337	26,734	(975)	73,096
	1,675,190	822,264	(42,947)	2,454,507
OPERATING EXPENSES
Cash expenses	1,229,417	655,382	(30,536)	1,854,263
Depreciation and amortization	98,865	54,137	(2,921)	150,081
	1,328,282	709,519	(33,457)	2,004,344

OPERATING INCOME	346,908	112,745	(9,490)	450,163
Add back depreciation and amortization	98,865	54,137	(2,921)	150,081
OPERATING CASH FLOW	$445,773	$166,882	$(12,411)	$600,244